Sub-Item 77Q a
Copies of any material
amendments
to the Registrants charter or
bylaws
33-19229
811-5430

On November 8, 2005, the Board
of Trustees of the Registrant
approved
the following revised Section
2.6 to the Registrants Bylaws

2.6 Chairperson.  The Board of
Trustees may elect a Chairperson
who
will preside at meetings of the
Board of Trustees.  The
Chairperson
may not be an interested person
of
the Trust, within the meaning of
standard 2 a 19 of the Investment
Company Act of 1940, as amended,
and shall not be deemed to be an
officer of the Trust.  The
Chairperson may be
a voting member of any one or more
committees of the Board.  The
Chairperson shall set the agenda
for all Board meetings, in
coordination with the Trusts
Administrator, counsel and others.
The Chairperson shall exercise and
perform such other powers and
duties
as may be from time to time
assigned
to the Chairperson of the Board of
Trustees or prescribed by these
Bylaws, which additional duties
functions and responsibilities may
include the hiring of consultants
and staff to be compensated by the
Trust if so determined by the
Board.
The Chairperson may delegate his or
her powers and duties to Trustees or
officers of the Trust that he or she
deems appropriate, provided that
such delegation is consistent with
applicable legal and regulatory
requirements.  If a Chairperson
is elected by the Board of Trustees,
the Board of Trustees shall consider
the election of the Chairperson
annually.  A Chairperson may serve
one or more consecutive annual terms,
as the Board determines.